EXHIBIT 5.1

Main +1.213.689.0200
Fax +1.213.614.1868

December 10, 2007

Thornburg Mortgage, Inc.

150 Washington Avenue, Suite 302

Santa Fe, New Mexico 87501

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Thornburg Mortgage, Inc., a Maryland corporation (the “Company”), for the registration under the Securities Act of 1933, as amended (the “Act”), relating to the offering of 30,000,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). We have also been asked to render an opinion concerning certain tax matters in connection with the issuance of the Shares under the Registration Statement. Capitalized terms used without definition in this opinion letter have the meanings given to them in the Registration Statement.

I

In rendering this opinion, we have examined:

(a)	The Registration Statement;

(b)	The form of prospectus describing the Plan (the “Prospectus”);

(c)	The Articles of Incorporation of the Company certified by the Maryland Department of Assessments and Taxation as of December 5, 2007, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(d)	The Amended and Restated Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

(e)	Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the Board of Directors of the Company relating to the issuance and sale of the Shares;

Thornburg Mortgage, Inc. December 10, 2007 Page 2

(f)	A Certificate of the President and Chief Operating Officer of the Company dated December 10, 2007 as to (i) the Registration Statement, all amendments thereto, and the Prospectus, and (ii) as to certain factual matters (the “Officer’s Certificate”); and

(g)	A Certificate of the Senior Executive Vice President and Chief Financial Officer of the Company dated December 10, 2007 as to certain factual matters supporting the tax opinion (the “Tax Opinion Certificate”).

In addition, we have also examined such other corporate documents and records of the Company, certificates of public officials and of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary or appropriate for purposes of the opinions expressed below.

II

We have also assumed the following:

(a)	The authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of all records, documents and instruments submitted to us as copies, faxes or PDF files, and the authenticity of the originals thereof.

(b)	That all representations contained in the Officer’s Certificate and the Tax Opinion Certificate are true, correct, and complete in all respects as of the date hereof; that no actions inconsistent with such representations and warranties, covenants, and statements have occurred or will occur; and that all such representations that are qualified as to the knowledge or intention of any person or party are true as if made without such qualification.

Our opinion in Paragraph 1 of Part III is limited to questions arising under the federal income tax laws of the United States. Our opinion in paragraph 2 of Part III is limited to the Maryland General Corporation Law (“MGCL”). We express no opinion with respect to any other law or the laws of any other jurisdiction.

With respect to the opinion set forth in Paragraph 1 of Part III, our conclusions are based on existing statutes, judicial decisions, administrative regulations, and published rulings as in effect on the date hereof, any of which may be changed at any time with retroactive effect. No assurance can be given that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of our conclusions. Further, no ruling has been or will be sought from the Internal Revenue Service as to the conclusions stated in Paragraph 1 of Part III. Such opinion is not binding on the Internal Revenue Service or the courts or any government body and represents only our best judgment as to the likely outcome if the issues addressed were properly presented to a court in a contested case.

Thornburg Mortgage, Inc. December 10, 2007 Page 3

III

Based upon the foregoing and subject to the assumptions and qualifications set forth above and below, we are of the opinion that:

(1)	Federal Income Tax Considerations. The Company, for all taxable years commencing with its taxable year ended December 31, 1993, has been, and upon the sale of the Shares will continue to be, organized and operated in conformity with the requirements for qualification and taxation of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that the foregoing opinion refers to any period prior to the taxable year beginning January 1, 2005, such opinion is solely based on the opinions of Dechert LLP and Falk, Shaff & Ziebell LLP. The proposed method of operation of the Company as described in the Prospectus (including any documents incorporated by reference therein that have been filed to date) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code and we have no knowledge of any actions that have been taken (or not taken which are required to be taken) which would cause such qualification to be lost. The disclosure contained in the Prospectus under the caption “Federal Income Tax Considerations” to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, has been reviewed by us and (i) is accurate in all material respects, and (ii) while such discussion does not purport to address all possible income tax ramifications of holding the Shares, such discussion identifies and summarizes the federal income tax considerations that are likely to be material to a holder of the Shares.

(2)	Legality of Shares. The Shares have been duly authorized for issuance and, when issued, sold and paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

IV

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws, even though the Shares will be issued from time to time on a delayed or continuous basis. Our opinions are limited to the matters expressly set forth in this opinion letter and no opinion is implied or may be inferred beyond the matters expressly so stated (including, without limitation, any tax issues arising under the

Thornburg Mortgage, Inc. December 10, 2007 Page 4

laws of any foreign country, any state or any locality), except to the extent such opinion is a necessary legal predicate to an opinion expressly set forth herein and is not otherwise expressly excluded from the opinion set forth herein or assumed to be true in the assumptions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus, any prospectus supplement, and in any amendment or supplement thereto, under the captions “Federal Income Tax Considerations” and “Legal Matters.” In giving such consent we do not thereby admit that we are an “expert” within the meaning of the Securities Act or in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Heller Ehrman LLP